Exhibit 23.4

SSY Consultancy & Research Ltd March 27, 2014 Quintana Shipping Ltd. 5 Xenias Street, 6th Floor Kifissia 14562 Greece Gentlemen: Reference is made to the Form S-1 registration statement, including any amendments or supplements thereto (the “Registration Statement”) relating to the public offering of common shares of Quintana Shipping Ltd. (the “Company”). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information and industry and market data in the full format (including all disclaimers) supplied by us set forth in the sections of the Registration Statement entitled “Summary— Dry Bulk Shipping Industry Trends” and “The International Dry Bulk Shipping Industry.” We further advise the Company that our role has been limited to the provision of such statistical information and industry and market data supplied by us. With respect to such statistical data, we advise you that: (1) certain information in SSY’s database is derived from estimates or subjective judgments, and while we have taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures and; (2) the information in the databases of other maritime data collection agencies may differ from the information in our database. We hereby consent to the filing of this letter as an exhibit to the Registration Statement to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. Yours faithfully, JP Kearsey Director SSY Consultancy & Research Ltd SSY Consultancy & Research Ltd, Lloyds Chambers, 1 Portsoken Street, London E1 8PH Telephone: +44 (0)20 7977 7404 Fax: +44 (0)20 7265 1549 E-mail: research@ssy.co.uk